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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               JLEMKE@CLYNCH.COM


              ASV Repurchases Caterpillar Warrant @ $.88 per Share
                        Plus 500,000 Shares of ASV Stock

       EPS Expected to Increase 11-12% from Elimination of Future Dilution

         GRAND RAPIDS, MN (January 22, 2004) -- ASV, Inc. (NASDAQ: ASVI) announced today that it has repurchased the warrant held by Caterpillar Inc. (NYSE: CAT) at $.88 per share, or approximately $7.2 million, plus 500,000 shares of ASV Common Stock. Following this transaction, Caterpillar owns 3,140,069 shares, or 24.9% of the 12,619,700 outstanding common shares of ASV. By repurchasing the remaining warrant held by Caterpillar, ASV has eliminated potential future dilution that would have resulted if the warrant remained outstanding. This elimination of future dilution is expected to increase ASV's anticipated diluted earnings per share for 2004 from the previously announced range of $.85-1.05 to a new anticipated range of $.95-1.17. The purchase of the warrant removes Caterpillar's opportunity to acquire majority ownership through the exercise of the warrant. Should it choose to, Caterpillar can increase its ownership in ASV by purchasing shares on the open market.

         Discussing these events, ASV's President Gary Lemke stated "We believe this transaction further strengthens ASV's long-term relationship with Caterpillar and provides significant benefits to ASV. These transactions do not change our current Multi-Terrain Loader Alliance Agreement with Caterpillar. ASV will continue to provide undercarriages to Caterpillar for use on their current line of Multi-Terrain Loaders. In addition, we intend to further strengthen our relationship with Caterpillar by entering into additional agreements in the future for the use of ASV undercarriages on other Caterpillar products. The elimination of any potential warrant dilution should be viewed as very positive to ASV and its shareholders as ASV has shown the ability to generate positive cash flows from its own operations."

         Don Ings, Caterpillar Vice-President with responsibility for its Building and Construction Products Division said, "As a result of the confidence Caterpillar has in ASV and the ASV undercarriage, Caterpillar has agreed not to sell its shares in ASV for the duration of the supply agreement between ASV and Caterpillar. Our partnership is strong, and based on the very positive effect it's had on both companies, ASV and Caterpillar are currently working to extend our relationship well beyond the current agreements and likely into the next decade."

         ASV issued a warrant to Caterpillar in October 2000, for the purchase of 9,767,127 shares of ASV's common stock at an exercise price of $21.00 per share, exercisable at any time through January 2009. On January 5, 2004 Caterpillar exercised its warrant for the purchase of 1,040,069 shares of ASV common stock at $21.00 per share. These shares were subject to an acceleration notice issued by ASV on October 21, 2003. Today's transaction eliminates any future shares that could have been issued under the warrant.

         ABOUT ASV

         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         ABOUT CATERPILLAR INC.

         For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2002 sales and revenues of $20.15 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

         Note: The statements set forth above regarding ASV's future expected earnings per share, future production plans, expectations regarding Caterpillar's use of ASV's undercarriages on additional products and possible future additional agreements with Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture machines and undercarriages, unanticipated delays, costs or other difficulties in the manufacture of the machines or undercarriages, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2003.